    As filed with the Securities and Exchange Commission on September 5, 1997

                                                     Registration No. __________

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                               JAKKS PACIFIC, INC.
               (Exact name of issuer as specified in its charter)

               DELAWARE                                  95-4527222
     (State or other jurisdiction of                  (I.R.S. Employer
     Incorporation or organization)                  Identification No.)

                       24955 Pacific Coast Highway, #B202
                            Malibu, California 90265
                    (Address of principal executive offices)

                                   ----------

               A. STOCK OPTION AGREEMENT DATED AUGUST 28, 1997 BY
                   AND BETWEEN JAKKS PACIFIC, INC. AND JOSEPH
                           CHARLES & ASSOCIATES, INC.

              B. STOCK OPTION AGREEMENTS DATED AS OF JUNE 18, 1996
                     BY AND BETWEEN JAKKS PACIFIC, INC. AND
                     SHELDON WEINER SALES ORGANIZATION, INC.

               C. STOCK OPTION AGREEMENTS DATED SEPTEMBER 1, 1995,
           BY AND BETWEEN JAKKS PACIFIC, INC. AND EACH OF MURRAY BASS,
              JOEL BENNETT, GINA HANCOCK, WILLS HON AND BRUCE KATZ

                            (Full title of the plans)

                                   ----------

                            Jack Friedman, President
                              JAKKS PACIFIC, INC.
                       24955 Pacific Coast Highway, #B202
                            Malibu, California 90265
                                 (310) 456-7799
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   ----------

                                    Copy to:

                              Murray L. Skala, Esq.
               FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS LLP
                              750 Lexington Avenue
                            New York, New York 10022
                                 (212) 888-8200

                                   ----------

        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective.

                                   ----------

================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================================================

                               Proposed          Proposed
Title of                       maximum           maximum
securities     Amount          offering          aggregate        Amount of
to be          to be           price             offering         registration
registered     registered      per share*        price**          fee
- ----------     ----------      ----------        ---------        ------------
Common Stock   138,250         $2.00             $276,500          $83.79
($.001 par     shares
 value)


Common Stock    25,000         $7.625            $190,625          $57.76
($.001 par      shares
 value)

Common Stock    50,000         $7.50             $375,000         $113.63
($.001 par      shares
 value)

Common Stock    50,000         $6.875            $343,750         $104.16
($.001 par      shares
 value)

        Total                                                     $359.34


- ------

* Represents the exercise price of the options covering the shares included herein.

** Determined in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by JAKKS Pacific, Inc., a Delaware corporation (the "Company" or the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), are incorporated by reference in this Registration
Statement:

         (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

         (b) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1997 and June 30, 1997.

         (c) The description of the Common Stock set forth in the Company's Registration Statement on Form 8-A, filed March 29, 1996 and any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

         The Company's Common Stock is registered under Section 12 of the Exchange Act. See Item 3(c) above.

Item 5.  Interests of Named Experts and Counsel.

         Murray L. Skala, a director of the Company and a member of the firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass

LLP, the Company's legal counsel, has been granted by the Company, in consideration for his services as a director, options to purchase up to 21,700 shares of the Company's Common Stock at varying exercise prices.

Item 6.  Indemnification of Officers and Directors.

         The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.

Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

Number         Description of Exhibit
- ------         ----------------------
  4.1          Consulting Agreement by and between the Company and Sheldon
               Weiner Sales Organization, Inc. dated June 18, 1996

  4.2          Stock Option Agreement by and between the Company and Sheldon
               Weiner Sales Organization, Inc. dated June 18, 1996

  4.3          Restated Stock Option Agreement by and between the Company and
               Sheldon Weiner Sales Organization, Inc. dated June 18, 1996

  4.4 Stock Option Agreement by and between the Company and Murray Bass dated September 1, 1995

  4.5          Stock Option Agreement by and between the Company and Joel
               Bennett dated September 1, 1995

  4.6          Stock Option Agreement by and between the Company and Gina
               Hancock dated September 1, 1995

  4.7 Stock Option Agreement by and between the Company and Wills Hon dated September 1, 1995

  4.8 Stock Option Agreement by and between the Company and Bruce Katz dated September 1, 1995

  4.9          Consulting Agreement by and between the Company and Joseph
               Charles & Associates, Inc. dated August 28, 1997

  4.10         Stock Option Agreement by and between the Company and Joseph
               Charles & Associates, Inc. dated August 28, 1997


  5            Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP

 24.1          Consent of Pannell Kerr Forster, Certified Public Accountants,
               A Professional Corporation

 24.2          Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
               (contained in Exhibit 5)


Item 9.  Required Undertakings

         The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act, that:

        (a)    The Registrant will:

               (i) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

               (ii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu and State of California on the 5th day of September, 1997.

                                        JAKKS PACIFIC, INC.



                                        By: /s/ Jack Friedman
                                            --------------------------------
                                                Jack Friedman, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                   Title                 Date
        ---------                   -----                 ----

/s/ Jack Friedman            Director, Chief       September 5, 1997
- ------------------------     Executive Officer
Jack Friedman                and President
                             (Principal Executive
                             Officer)

/s/ Stephen G. Berman        Director, Executive   September 5, 1997
- ------------------------     Vice President and
Stephen G. Berman            Secretary

/s/ Joel M. Bennett          Chief Financial       September 5, 1997
- ------------------------     Officer (Principal
Joel M. Bennett              Financial Officer)

/s/ Murray L. Skala          Director              September 5, 1997
- ------------------------
Murray L. Skala


/s/ Michael G. Miller        Director              September 5, 1997
- ------------------------
Michael G. Miller

/s/ Robert E. Glick          Director              September 5, 1997
- ------------------------
Robert E. Glick

                                INDEX OF EXHIBITS



Number         Description of Exhibit
- ------         ----------------------
  4.1          Consulting Agreement by and between the Company and Sheldon
               Weiner Sales Organization, Inc. dated June 18, 1996

  4.2          Stock Option Agreement by and between the Company and Sheldon
               Weiner Sales Organization, Inc. dated June 18, 1996

  4.3          Restated Stock Option Agreement by and between the Company and
               Sheldon Weiner Sales Organization, Inc. dated June 18, 1996

  4.4 Stock Option Agreement by and between the Company and Murray Bass dated September 1, 1995

  4.5          Stock Option Agreement by and between the Company and Joel
               Bennett dated September 1, 1995

  4.6          Stock Option Agreement by and between the Company and Gina
               Hancock dated September 1, 1995

  4.7 Stock Option Agreement by and between the Company and Wills Hon dated September 1, 1995

  4.8 Stock Option Agreement by and between the Company and Bruce Katz dated September 1, 1995

  4.9          Consulting Agreement by and between the Company and Joseph
               Charles & Associates, Inc. dated August 28, 1997

  4.10         Stock Option Agreement by and between the Company and Joseph
               Charles & Associates, Inc. dated August 28, 1997

  5            Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP

 24.1          Consent of Pannell Kerr Forster, Certified Public Accountants,
               A Professional Corporation

 24.2          Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
               (contained in Exhibit 5)